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                                  EXHIBIT 10.10

                              EMPLOYMENT AGREEMENT
                            (BENJAMIN E. SPENCE, Jr.)

     This Employment Agreement (the "Agreement") by and between Sales Systems, Limited (the "Company"), a Pennsylvania corporation and a wholly-owned subsidiary of Pentacon, Inc., a Delaware corporation ("Pentacon"), and Benjamin
E. Spence, Jr. ("Executive") is hereby entered into and effective as of the 13th day of March, 1998, the date of the consummation of the initial public offering of the common stock of Pentacon (the "IPO"). This Agreement hereby supersedes any other employment agreements or understandings, written or oral, between the Company and Executive.

                                    RECITALS

     As of the date of this Agreement, the Company and the other subsidiaries of Pentacon are engaged primarily in the distribution of fasteners and other small parts and the provision of related procurement and inventory management services.

     Executive is employed hereunder by the Company in a confidential relationship wherein Executive, in the course of his employment with the Company, has and will continue to become familiar with and aware of confidential and proprietary information as to the Company's and Pentacon's customers and specific manner of doing business, including the processes, techniques and trade secrets utilized by the Company and Pentacon, and future plans with respect thereto, all of which has been and will be established and maintained at great expense to the Company and Pentacon. This confidential and proprietary information is a trade secret and constitutes the valuable goodwill of the Company and Pentacon.

     Therefore, in consideration of the mutual promises, terms, covenants and conditions set forth herein and the performance of each, it is hereby agreed as follows:

                                   AGREEMENTS

     1.   EMPLOYMENT AND DUTIES.

     (a) The Company hereby employs Executive as President of the Company. As such, Executive shall have responsibilities, duties and authority reasonably accorded to, expected of and consistent with Executive's position as President of the Company and will report directly to the Board of Directors of the Company (the "Board"). Executive hereby accepts this employment upon the terms and conditions herein contained and, subject to paragraph 1(c), agrees that, during the term of employment hereunder, to devote substantially all of his business-related time, attention and efforts to promote and further the business and interests of the Company and its affiliates. The Company will provide to the Executive reasonable overhead and personnel support appropriate for Executive to fulfill his duties hereunder.

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     (b)  Executive shall faithfully adhere to all lawful policies established by the Company.

     (c) Executive shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes in any material respect with Executive's duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Executive from making personal investments in such form or manner as will neither require his services in the operation or affairs of the companies or enterprises in which such investments are made nor violate the terms of paragraph 3 hereof.

     (d) Executive cannot be relocated by the Company unless the Executive consents to such relocation. The Executive's refusal to relocate shall not be considered "cause" for termination. Furthermore, Executive shall not be required to commute to another location or travel extensively in lieu of relocation.

     2. COMPENSATION. For all services rendered by Executive, the Company shall compensate Executive beginning upon consummation of the IPO as follows:

     (a) Base Salary. The base salary payable to Executive shall be $200,000 per year, commencing upon consummation of the IPO and payable on a regular basis in accordance with the Company's standard payroll procedures but not less than monthly. Such base salary may be increased from time to time, but never decreased, at the discretion of the Board, in light of the Executive's position, responsibilities and performance.

     (b) Executive Perquisites, Benefits and Other Compensation. Executive shall be entitled to receive additional benefits and compensation from the Company in such form and to such extent as specified below:

          (i) Admittance for participation for Executive and Executive's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time.

          (ii) Payment of all premiums for coverage for Executive and Executive's dependent family members under health, hospitalization, disability, dental, life and other insurance plans that the Company may have in effect from time to time, provided benefits provided to Executive under this clause (b)(ii) shall be at least equal to such benefits provided to Pentacon executives.

          (iii) Reimbursement for all business travel and other out-of-pocket expenses reasonably incurred by Executive in the performance of his services pursuant to this Agreement. All reimbursable expenses shall be appropriately documented in reasonable detail by Executive upon submission of any request for reimbursement, and in a format and manner consistent with the Company's expense reporting policy.

          (iv) The Company shall provide Executive with other executive perquisites as may be available to or deemed appropriate for Executive by the Board and participation in all other company-wide employee benefits as are available from time to time to all

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     Pentacon subsidiaries. In the event the Company adopts a bonus program, the
     Executive will be entitled to participate to the same extent as other executives of the Company.

     3.   NON-COMPETITION AGREEMENT.

     (a) Executive recognizes that the Company's willingness to enter into this Agreement and into that certain Agreement and Plan of Reorganization dated as of December 1, 1997 ("Purchase Agreement") among the Company, Pentacon, Executive and others, is based in material part on Executive's agreement to the provisions of this paragraph 3 and that Executive's breach of the provisions of this paragraph 3 could materially damage the Company. Subject to and so long as the Company is not in violation of its obligations under this Agreement, Executive will not, during the period of his employment by or with the Company, and for a period of two (2) years immediately following the termination of his employment under this Agreement, for any reason whatsoever (other than a termination by the Company without cause or by the Executive with Good Reason (as defined below), in either of which case for a period of one (1) year immediately following the termination), directly or indirectly, for himself or on behalf of or in conjunction with any other person, company, partnership, corporation or business of whatever nature:

          (i) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business in direct competition with the Company or Pentacon, within two hundred (200) miles of where the Company or any of Pentacon's subsidiaries conducts business, including any territory serviced by the Company or Pentacon or any of such subsidiaries (the "Territory");

          (ii) call upon any person who is, at that time, within the Territory, an employee of the Company or Pentacon (including the respective subsidiaries thereof) in a managerial capacity for the purpose or with the intent of enticing such employee away from or out of the employ of the Company or Pentacon (including the respective subsidiaries thereof);

          (iii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of the Company or Pentacon (including the respective subsidiaries thereof) within the Territory for the purpose of soliciting or selling products or services in direct competition with the Company or Pentacon within the Territory; or

          (iv) call upon any prospective acquisition candidate, on Executive's own behalf or on behalf of any competitor, which candidate was, to Executive's knowledge after due inquiry, either called upon by the Company or Pentacon (including the respective subsidiaries thereof) or for which the Company or Pentacon made an acquisition analysis, for the purpose of acquiring such entity.

     Notwithstanding the above, the foregoing covenant shall not be deemed to prohibit Executive from acquiring as an investment not more than two percent (2%) of the capital stock

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of a competing business, whose stock is traded on a national securities exchange or on an over-the-counter or similar market.

     (b) Because of the difficulty of measuring economic losses to the Company and Pentacon as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to the Company and Pentacon for which they would have no other adequate remedy, Executive agrees that the foregoing covenant may be enforced by Pentacon or the Company, in the event of breach by him, by injunctions and restraining orders.

     (c) It is agreed by the parties that the foregoing covenants in this paragraph 3 impose a reasonable restraint on Executive in light of the activities and business of the Company or Pentacon (including Pentacon's other subsidiaries), as the case may be, on the date of the execution of this Agreement and the current plans of Pentacon (including Pentacon's other subsidiaries); but it is also the intent of the Company and Executive that such covenants be construed and enforced in accordance with the changing activities, business and locations of the Company and Pentacon (including Pentacon's other subsidiaries), as the case may be, throughout the term of this covenant, whether before or after the date of termination of the employment of Executive. For example, if, during the term of this Agreement, the Company or Pentacon (including Pentacon's other subsidiaries), as the case may be, engages in new and different activities, enters a new business or establishes new locations for its current activities or business in addition to or other than the activities or business enumerated under the Recitals above or the locations currently established therefor, then Executive will be precluded from soliciting the customers or employees of such new activities or business or from such new location and from directly competing with such new business within two hundred
(200) miles of its then established operating location(s) through the term of this covenant.

     It is further agreed by the parties hereto that, in the event that Executive shall cease to be employed hereunder, and shall enter into a business or pursue other activities not in competition with the Company or Pentacon (including Pentacon's other subsidiaries), or similar activities or business in locations the operation of which, under such circumstances, do not violate clause (a) of this paragraph 3, and in any event such new business, activities or location are not in violation of this paragraph 3 or of Executive's obligations under this paragraph 3, if any, Executive shall not be chargeable with a violation of this paragraph 3 if the Company or Pentacon (including Pentacon's other subsidiaries) shall thereafter enter the same, similar or a competitive (i) business, (ii) course of activities or (iii) location, as applicable.

     (d) The covenants in this paragraph 3 are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and this Agreement shall thereby be reformed.

     (e) All of the covenants in this paragraph 3 shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of Executive against the Company or Pentacon, whether predicated on this Agreement or

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otherwise, shall not constitute a defense to the enforcement by Pentacon or the
Company of such covenants. It is specifically agreed that the period of two (2) years (or one (1) year in certain circumstances as herein provided) following termination of employment stated at the beginning of this paragraph 3, during which the agreements and covenants of Executive made in this paragraph 3 shall be effective, shall be computed by excluding from such computation any time during which Executive is in violation of any provision of this paragraph 3.

     4. TERM; TERMINATION; RIGHTS ON TERMINATION. The term of this Agreement shall begin on the date of the consummation of the IPO and continue for five (5) years (the "Term"), and, unless terminated sooner as herein provided, shall continue thereafter on a year-to-year basis on the same terms and conditions contained herein in effect as of the time of renewal unless the Company or Executive, as the case may be, gives written notice of nonrenewal at least sixty
(60) days prior to the end of the current term. This Agreement and Executive's employment may be terminated in any one of the followings ways:

     (a) Death. The death of Executive shall immediately terminate this Agreement with no severance compensation due to Executive's estate; provided, however, that Executive's estate will receive his base compensation, benefits and incentive compensation, if any, through the end of the month in which his death occurs.

     (b) Disability. If, as a result of long-term incapacity or disability from which Executive is not reasonably likely to continue to full employment, as such concept is defined in the insurance programs, from time to time, maintained by the Company ("Long-Term Disability") due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for six (6) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such six (6) month period, but which shall not be effective earlier than the last day of such six (6) month period), the Company may terminate Executive's employment hereunder, provided that Executive is unable to resume his full-time duties at the conclusion of such notice period.

     If, as a result of a short-term incapacity or disability from which Executive is reasonably likely to continue to full employment, as such concept is defined in the insurance programs, from time to time, maintained by the Company ("Short-Term Disability") due to physical or mental illness or injury, Executive shall have been absent from his full-time duties hereunder for twelve
(12) consecutive months, then thirty (30) days after receiving written notice (which notice may occur before or after the end of such twelve (12) month period, but which shall not be effective earlier than the last day of such twelve (12) month period), the Company may terminate Executive's employment hereunder, provided that Executive is unable to resume his full-time duties at the conclusion of such notice period.

     During such six (6) month or twelve (12) month period, the Company shall pay to Executive his base salary amount hereunder net of any disability insurance payments under policies maintained by the Company or Pentacon which are received by Employee; provided, however, that such payments shall be netted only to the extent that the premiums for such insurance are borne by the Company and are not paid or reimbursed by the Executive.

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     Also, Executive may terminate his employment hereunder if his health should become impaired to an extent that makes the continued performance of his duties hereunder hazardous to his physical or mental health or his life, provided that Executive shall have furnished the Company with a written statement from a qualified doctor to such effect and provided, further, that, at the Company's request made within thirty (30) days of the date of such written statement, Executive shall submit to an examination by a doctor selected by the Company who is reasonably acceptable to Executive or Executive's doctor and such doctor shall have concurred in the conclusion of Executive's doctor.

     Notwithstanding the payments made pursuant to the provision of this subsection (b) above, in the event this Agreement is terminated as a result of Executive's Short-Term Disability or Long-Term Disability, Executive shall receive from the Company, in a lump-sum payment due within ten (10) days of the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term (as hereinafter defined) of this Agreement, but for not less than one (1) year and not more than two (2) years.

     (c) Good Cause. The Company may terminate the Agreement ten (10) days after written notice to Executive for good cause, which shall be limited to: (i) Executive's breach of any material provision of this Agreement (continuing for ten (10) days after receipt of written notice of need to cure); (ii) Executive's gross negligence in the performance or intentional nonperformance (continuing for ten (10) days after receipt of written notice of need to cure) of any of Executive's material duties and responsibilities hereunder which is harmful or injurious to the Company or Pentacon; (iii) Executive's dishonesty, fraud or willful misconduct with respect to the business or affairs of the Company or Pentacon which materially and adversely affects the operations or reputation of the Company or Pentacon; (iv) Executive's conviction of a felony crime; or (v) Executive's violation of the Company's substance abuse policy that would result in discharge under such policy as applied to the Company's employees generally. In the event of a termination for good cause, as enumerated above, Executive shall have no right to any severance compensation but shall receive all compensation due and payable through the date of termination. Furthermore, in the event of a termination for good cause, as enumerated above, Executive shall have the right, during the ten (10) day period commencing upon notice of termination from the Company pursuant to Section 4(c), to seek reinstatement (in writing) by the Board of Directors of Pentacon, and shall be reinstated if fifty-one percent (51%) of the Board of Directors of Pentacon (excluding the affected Executive or his representative on the Board) approves the reinstatement. If the Board of Directors of Pentacon is unable to meet and review Executive's appeal for reinstatement during such ten (10) day period, then the Executive shall be deemed to be suspended without pay until such time as the Board of Directors of Pentacon can convene for such purpose. At such board meeting, the Executive will be presented a reasonable opportunity to present evidence or state his position as to why he should not have been terminated pursuant to Section 4(c) or why he should be reinstated. The Board of Directors of Pentacon will act as promptly as reasonable to convene for purposes of hearing Executive's appeal and to respond to such appeal, and in any event will make all reasonable efforts to convene within thirty (30) days of receipt of the request for review from the Executive.

     (d) Without Cause. At any time after the commencement of employment, Executive may, without cause, and without Good Reason (as hereinafter defined) terminate this Agreement and Executive's employment, effective thirty (30) days after written notice is provided to the

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Company. Executive may only be terminated without cause by the Company during the Term hereof if such termination is approved by at least eighty percent (80%) of the members of the Board of Directors of Pentacon, excluding any director who was previously a stockholder of the Company or is a representative of the stockholders of the Company as existing prior to the closing of the transactions contemplated by the Purchase Agreement. Should Executive be terminated by the Company without cause or should Executive terminate with Good Reason during the first three (3) years of the Term (the "Initial Term"), Executive shall receive from the Company, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect for whatever time period is remaining under the Initial Term of this Agreement or for two (2) years, whichever amount is greater. Should Executive be terminated by the Company without cause or should Executive terminate with Good Reason during the Term (but after the Initial Term), Executive shall receive from the Company, in a lump-sum payment due on the effective date of termination, the base salary at the rate then in effect equivalent to one (1) year of salary. Further, any termination without cause by the Company shall operate to shorten the period set forth in paragraph 3(a) and during which the terms of paragraph 3 apply to one
(1) year from the date of termination of employment. If Executive resigns or otherwise terminates his employment without cause, rather than the Company terminating his employment pursuant to this paragraph 4(d), or if Executive terminates without Good Reason, Executive shall receive no severance compensation.

     Executive shall have "Good Reason" to terminate this Agreement and his employment hereunder upon the occurrence of any of the following events: (a) Executive is demoted by means of a material reduction in authority, responsibilities or duties to a position of less stature or importance within the Company than the position described in Section 1 hereof or (b) the Company breaches any material provision of this Agreement (continuing for thirty (30) days after receipt of written notice of need to cure). Executive acknowledges that certain changes in authority, responsibility or duties will result from the acquisition and subsequent operation by Pentacon of the Company (i.e., shift of responsibility for human resources, environmental, insurance, and other activities to officers of Pentacon) and agrees that such changes shall not be of a nature to constitute Good Reason provided that Executive is treated consistently, in all material respects, with executives in similar positions in other operating subsidiaries of Pentacon.

     Upon termination of this Agreement for any reason provided above, Executive shall be entitled to receive all compensation earned and/or accrued and all benefits and reimbursements due, and/or accrued through the effective date of termination. Additional compensation subsequent to termination, if any, will be due and payable to Executive only to the extent and in the manner expressly provided above or in paragraph 11. All other rights and obligations of the Company and Executive under this Agreement shall cease as of the effective date of termination, except that the Executive's obligations under paragraphs 3, 5, 6, 7, 8 and 9 herein and the Company's obligations with respect to stock grants, stock options and severance shall survive such termination in accordance with their terms.

     If Executive is terminated without cause or terminates his employment hereunder with Good Reason the Executive shall be entitled to receive a prorated portion of any annual bonus to which the Executive was entitled to receive for the year during which termination occurred had the Executive not been terminated.

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     Any unvested portion of any awards of stock options or stock grants pursuant to this Agreement in connection with Executive's employment shall be treated in the following manner in the event of a termination of Executive's employment.

          (i) If Executive's employment is terminated by the Company for cause or if Executive resigns or terminates his employment other than for Good Reason, then any unvested portion of any awards of stock options or stock grants shall lapse or shall be forfeited.

          (ii) If Executive's employment is terminated by the Company without cause or if Executive terminates his employment for Good Reason, then any unvested portion of any awards of stock options or stock grants shall immediately vest to their fullest extent (notwithstanding any vesting provisions to the contrary) and Executive shall be entitled to all rights and privileges associated with such awards (subject to applicable securities laws and regulations).

          (iii) If Executive's employment is terminated pursuant to a "Change in Control" then the stock options and stock awards shall be treated in the manner provided in Section 11 hereof.

     5. RETURN OF COMPANY PROPERTY. All records, designs, patents, business plans, financial statements, manuals, memoranda, lists and other property delivered to or compiled by Executive by or on behalf of the Company, Pentacon or their representatives, vendors or customers which pertain to the business of the Company or Pentacon shall be and remain the property of the Company or Pentacon, as the case may be, and be subject at all times to their discretion and control. Likewise, all correspondence, reports, records, charts, advertising materials and other similar data pertaining to the business, activities or future plans of the Company or Pentacon which is collected by Executive shall be delivered promptly to the Company without request by it upon termination of Executive's employment. Executive may maintain a copy of any personal records including a listing of business contacts provided same shall not be used in any manner harmful or injurious to or in competition with the Company or Pentacon.

     6. INVENTIONS. Executive shall disclose promptly to the Company any and all significant conceptions and ideas for inventions, improvements and valuable discoveries, whether patentable or not, which are conceived or made by Executive, solely or jointly with another, during the period of employment, and which are directly related to the then current business or activities of the Company and which Executive conceives as a result of his employment by the Company. Executive hereby assigns and agrees to assign all his interests therein to the Company or its nominee. Whenever requested to do so by the Company, Executive shall execute any and all applications, assignments or other instruments that the Company shall deem necessary to apply for and obtain Letters Patent of the United States or any foreign country or to otherwise protect the Company's interest therein.

     7. TRADE SECRETS. Executive agrees that he will not, during or after the Term of this Agreement with the Company, except in pursuit of the Company's business and consistent with policies of the Company, disclose the specific terms of the Company's or Pentacon's

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relationships or agreements with their respective significant vendors or customers or any other significant and material trade secret of the Company or Pentacon, whether in existence or proposed, to any person, firm, partnership, corporation or business for any reason or purpose whatsoever except in connection with (a) any legal proceeding of the Company in which such disclosure is required to be made by the Company, (b) obtaining the advice of outside consultants engaged by the Company, (c) discussions with the Company's outside auditors, (d) obtaining or maintenance of the Company's credit facility, or (e) otherwise with the consent of Pentacon's CEO or the Board of Directors.

     8.   CONFIDENTIALITY.

     (a) Executive acknowledges and agrees that all Confidential Information (as defined below) of the Company is confidential and a valuable, special and unique asset of the Company that gives the Company an advantage over its actual and potential, current and future competitors. Executive further acknowledges and agrees that Executive owes the Company a fiduciary duty to preserve and protect all Confidential Information from unauthorized disclosure or unauthorized use, that certain Confidential Information constitutes "trade secrets" under applicable laws, and that unauthorized disclosure or unauthorized use of the Company's Confidential Information would irreparably injure the Company.

     (b) Both during the term of Executive's employment and after the termination of Executive's employment for any reason (including wrongful termination), Executive shall hold all Confidential Information in strict confidence, and shall not use any Confidential Information except for the benefit of the Company, in accordance with the duties assigned to Executive. Executive shall not, at any time (either during or after the term of Executive's employment), disclose any Confidential Information to any person or entity (except other employees of the Company who have a need to know the information in connection with the performance of their employment duties), or copy, reproduce, modify, decompile or reverse engineer any Confidential Information, or remove any Confidential Information from the Company's premises, without the prior written consent of the Chief Executive Officer of Pentacon, or permit any other person to do so except for the benefit of the Company. In the event Executive is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose any Confidential Information, Executive will provide the Company with immediate written notice of any such request or requirement so that the Company may seek an appropriate protective order or seek with Executive's cooperation to narrow the request or demand or waive Executive's compliance with the provisions of this Agreement. If, failing the entry of a protective order or the receipt of a waiver hereunder, Executive is, in the opinion of his counsel, compelled to disclose Confidential Information, Executive may disclose only that portion of the Confidential Information which Executive's counsel advises Executive in writing that Executive is compelled to disclose and Executive will exercise his or her best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Executive will not oppose action by the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information. Executive shall take reasonable precautions to protect the physical security of all documents and other material containing Confidential Information (regardless of the medium on which the Confidential Information is stored). This

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Agreement applies to all Confidential Information, whether now known or later to become known to Executive.

     (c) Upon the termination of Executive's employment with the Company for any reason, Executive shall promptly surrender and deliver to the Company all documents and other written material of any nature containing or pertaining to any Confidential Information and shall not retain any such document or other material. Within five days of any such request, Executive shall certify to the Company in writing that all such materials have been returned.

     (d) As used in this Agreement, the term "Confidential Information" shall mean any information or material known to or used by or for the Company (whether or not owned or developed by the Company and whether or not developed by Executive) that is not generally known to the public. Confidential information includes, but is not limited to, the following: all trade secrets of the Company; all information that the Company has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all nonpublic information concerning the Company's products, services, prospective products or services, research, product designs, prices, discounts, costs, marketing plans, marketing techniques, market studies, test data, customers, customer lists and records, suppliers and contracts; all Company business records and plans; all Company personnel files; all financial information of or concerning the Company; all information relating to operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company; all computer hardware or software manuals; all training or instruction manuals; and all data and all computer system passwords and user codes.

     9. NO PRIOR AGREEMENTS. Executive hereby represents and warrants to the Company that the execution of this Agreement by Executive and his employment by the Company and the performance of his duties hereunder will not violate or be a breach of any agreement with a former employer, client or any other person or entity. Further, Executive agrees to indemnify the Company for any claim, including, but not limited to, attorneys' fees and expenses of investigation, by any such third party that such third party may now have or may hereafter come to have against the Company based upon or arising out of any non-competition agreement, invention or secrecy agreement between Executive and such third party which was in existence as of the date of this Agreement.

     10. ASSIGNMENT; BINDING EFFECT. Executive understands that he has been selected for employment by the Company on the basis of his personal qualifications, experience and skills. Executive agrees, therefore, that he cannot assign all or any portion of his performance under this Agreement. Subject to the preceding two (2) sentences and the express provisions of paragraph 12 below, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective heirs, legal representatives, successors and assigns.

     11.  CHANGE IN CONTROL.

     (a)  Unless he elects to terminate this Agreement pursuant to subsection
(b), (c) or (d) below, Executive understands and acknowledges that the Company or Pentacon may be merged

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or consolidated with or into another entity and that such entity shall automatically succeed to the rights and obligations of the Company hereunder or that the Company or Pentacon may undergo another type of Change in Control. In the event such a merger or consolidation or other Change in Control is initiated prior to the end of the Term or any extension or renewal, then the provisions of this paragraph 11 shall be applicable.

     (b) In the event of a pending Change in Control wherein Pentacon and/or the Company and Executive have not received written notice at least five (5) business days prior to the anticipated closing date of the transaction giving rise to the Change in Control from the successor to all or a substantial portion of Pentacon's and/or the Company's business and/or assets that such successor is willing as of the closing to assume and agree to perform Pentacon's and/or the Company's obligations under this Agreement in the same manner and to the same extent that Pentacon and/or the Company is hereby required to perform, then Executive may, at Executive's sole discretion, elect to terminate Executive's employment on such Change in Control by providing written notice to the Company prior to the closing of the transaction giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(d) will apply as though the Company had terminated Executive without cause during the Initial Term; however, the amount of the lump sum severance payment due Executive pursuant to this
Section 11(b) shall be triple the amount calculated under the terms of paragraph 4(d), but shall in no event exceed four times Executive's base salary.

     (c) In any Change in Control situation, Executive may, at his sole discretion, elect to terminate Executive's employment upon the effective date of such Change in Control by providing written notice to the Company at least ten
(10) business days prior to the anticipated closing of the transaction (or ten
(10) days of such notice of such transaction, whichever is later) giving rise to the Change in Control. In such case, the applicable provisions of paragraph 4(d) will apply as though the Company had terminated the Executive without cause during the Initial Term; however, the amount of the lump sum severance payment due Executive pursuant to this Section 11(c) shall be double the amount calculated under the terms of paragraph 4(d), but shall in no event exceed three times Executive's base salary.

     (d) If, on or within one year following the effective date of a Change in Control the Company terminates Executive's employment other than for cause or if Executive's employment with the Company is terminated by the Company within three (3) months before the effective date of a Change in Control other than for cause and it is reasonably demonstrated that such termination (i) was at the request of a third party that has taken steps reasonably calculated to effect a Change in Control, or (ii) otherwise arose in connection with or anticipation of a Change in Control, then Executive shall receive from Company, in a lump sum payment due on the effective date of termination, the same amount which Executive would have received pursuant to a termination under Section (b) above.

     (e) Solely for purposes of applying paragraph 4 under the circumstances described in (b) and (c) above, the effective date of termination will be the closing date of the transaction giving rise to the Change in Control and all compensation, reimbursements and lump-sum payments due Executive must be paid in full by the Company at or prior to such closing. Further, Executive will be given sufficient time and opportunity to elect whether to exercise all or any of his vested options to purchase Pentacon stock, such that he may convert the options to shares of Pentacon stock at or prior to the closing of the transaction giving rise to the Change in Control, if he so desires.

     (f)  A "Change in Control" shall be deemed to have occurred if:

          (i) any person, other than Pentacon or an Executive benefit plan of Pentacon acquires, directly or indirectly, the beneficial ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any voting security of Pentacon and immediately after such acquisition such person is, directly or indirectly, the beneficial owner of voting securities representing thirty percent (30%) or more of the total voting power of all of the then-outstanding voting securities of Pentacon;

          (ii) the stockholders of Pentacon shall approve a merger, consolidation, recapitalization or reorganization of Pentacon, or a reverse stock split of outstanding voting securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction which would result in at least seventy-five percent (75%) of the total voting power represented by the voting securities of the surviving entity outstanding immediately after such transaction being beneficially owned by at least seventy-five (75%) percent (75%) of the holders of outstanding voting securities of Pentacon immediately prior to the transactions with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction;

          (iii) the stockholders of Pentacon shall approve a plan of complete liquidation of Pentacon or an agreement for the sale or disposition by Pentacon of all or a substantial portion of Pentacon's assets (i.e., fifty percent (50%) or more of the total assets of Pentacon); or

     (g) Executive shall be fully grossed up by the Company or its successor for any excise taxes that Executive incurs under Section 4999 of the Internal Revenue Code of 1986 (as well as for income tax on the "gross up" amount), as a result of any Change in Control. Such amount will be due and payable by the Company on the date of the Change in Control.

     (h) Upon the occurrence of a Change of Control, any unvested portion of any awards of stock options or stock grants pursuant to this Agreement or otherwise shall immediately vest and become exercisable to their fullest extent (notwithstanding any vesting periods specified elsewhere) and Executive shall be entitled to all rights and privileges associated with such awards (subject to applicable securities laws and regulations). With respect to option awards which vest pursuant to this paragraph, Executive shall have a period of twelve (12) months from the date of vesting in which to exercise such options.

     12. COMPLETE AGREEMENT. Except as expressly set forth herein, this Agreement is not a promise of future employment. Executive has no oral representations, understandings or agreements with the Company or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between the Company and Executive, and it cannot be varied, contradicted or supplemented by evidence of any prior or contemporaneous oral or written agreements. This written Agreement may not be later modified except by a further writing signed by a duly authorized officer of the Company and Executive, and no term of this Agreement may be waived except by a writing signed by the party waiving the benefit of such Term.

     13. NOTICE. Whenever any notice is required hereunder, it shall be given in writing addressed as follows:

          To the Company:           Sales Systems, Limited
                                    810 Hickory Lane
                                    Allentown, Pennsylvania
                                    Attn: President

          with a copy to:           Pentacon, Inc.
                                    9432 Old Katy Road #222
                                    Houston, Texas 77055
                                    Attn: General Counsel

          To Executive:             Benjamin E. Spence, Jr.
                                    810 Hickory Lane
                                    Allentown, Pennsylvania

          with a copy to:           Barry N. Mosebach
                                    Stevens & Lee
                                    190 Broadhead Road, Suite 200
                                    Lehigh Valley, Pennsylvania 18002

Notice shall be deemed given and effective on the earlier of three (3) days after the deposit in the U.S. mail of a writing addressed as above and sent first class mail, certified, return receipt requested, or when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this paragraph 13.

     14. SEVERABILITY; HEADINGS. If any portion of this Agreement is held invalid or inoperative, the other portions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the portion held invalid or inoperative. The paragraph headings herein are for reference purposes only and are not intended in any way to describe, interpret, define or limit the extent or intent of the Agreement or of any part hereof.

     15. ARBITRATION. With the exception of paragraphs 3, 7 and 8, any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in Houston, Texas, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA") then in effect, provided that the parties may agree to use arbitrators other than those provided by the AAA. The arbitrators shall not have the authority to add to, detract from or modify any provision hereof nor to award punitive damages to any injured party. The arbitrators shall have the authority to order back pay, severance compensation, vesting of options and grants (or cash compensation in lieu of vesting of options), reimbursement of legal fees and costs, including those incurred to enforce this Agreement, and interest thereon in the event the arbitrators determine that Executive was terminated without disability or good cause, as described in paragraphs 4(b) and 4(c), respectively, or that the Company has otherwise materially breached this Agreement. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

     16. GOVERNING LAW. This Agreement shall in all respects be construed according to the laws of the State of Texas.

     17. COUNTERPARTS. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument.

     18. GUARANTEE OF CHANGE OF CONTROL PAYMENTS. Pentacon has executed this Agreement for the limited purposes of Section 18. In this connection, Pentacon hereby guarantees the punctual payment when due by the Company of any payments payable by the Company to the Executive under Section 11 hereof.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

"EXECUTIVE"                          "COMPANY"

/s/ BENJAMIN E. SPENCE, JR.          By: /s/ BENJAMIN E. SPENCE, JR.
------------------------------          ----------------------------------------
Benjamin E. Spence, Jr.              Name:
                                          --------------------------------------
                                     Title:
                                           -------------------------------------

                                     "PENTACON"

                                     By: /s/ BRUCE M. TATEN
                                        ----------------------------------------
                                     Name:   Bruce M. Taten
                                          --------------------------------------
                                     Title:  Vice President
                                           -------------------------------------